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                                                                    EXHIBIT 12.1

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)


                                                             Nine Months Ended
                                                                September 30

                                                              1996        1995
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FIXED CHARGES
  Interest expense                                       $  73,786    $  65,119
  Portion of rentals deemed interest                           183          179
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TOTAL FIXED CHARGES                                      $  73,969    $  65,298
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EARNINGS
  Income before taxes                                    $  39,256    $  33,855
  Fixed charges                                             73,969       65,298
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EARNINGS AS DEFINED                                      $ 113,225    $  99,153
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RATIO OF EARNINGS TO FIXED CHARGES                           1.53X        1.52X
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The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.


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